UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 7, 2008

Aetna Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-16095	23-2229683
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

151 Farmington Avenue, Hartford, CT	06156
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(860) 273-0123

Former name or former address, if changed since last report:	Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 – Regulation FD

Item 7.01   Regulation FD Disclosure.

Senior members of Aetna Inc.’s (the “Company’s”) management team will be meeting with investors and analysts at an industry conference on January 7 and January 8, 2008. Those discussions will focus on the Company’s strategy, tactics and future outlook.  During these meetings, the Company intends to reaffirm its publicly disclosed full-year 2007 operating earnings guidance of $3.48 per share and its publicly disclosed 2008 guidance, which includes full-year 2008 operating earnings of $4.00 per share. 1

1  Projected full-year 2007 operating earnings per share exclude after tax net realized capital losses of $41.8 million and the release of reserves for anticipated future losses on discontinued products of $41.8 million, after-tax, reported by the Company for the nine months ended September 30, 2007.  Projected operating earnings per share also exclude from net income any net realized capital gains or losses, releases of reserves for anticipated future losses on discontinued products and other items occurring after September 30, 2007.  The Company is not able to project the amount of future net realized capital gains or losses, releases of reserves for anticipated future losses on discontinued products or other items and cannot therefore reconcile projected operating earnings per share in any period to projected net income per share.  Projected full-year 2007 operating earnings assume approximately 528 million weighted average diluted shares.

ADDITIONAL INFORMATION; CAUTIONARY STATEMENT –The projections contained in this report are forward looking. Forward-looking information is based on management’s estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond the Company’s control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including failure to achieve desired rate increases and/or profitable membership growth due to significant competition, reputational issues or other factors in key geographic markets where membership is concentrated; unanticipated increases in medical costs (including increased medical utilization, increased pharmacy costs, increases resulting from unfavorable changes in contracting or re-contracting with providers, changes in membership mix to lower-premium or higher-cost products or membership-adverse selection; as well as changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends); and our ability to reduce administrative expenses while maintaining targeted levels of service and operating performance.  Other important risk factors include, but are not limited to:  our ability to improve relations with providers while taking actions to reduce medical costs; our ability to successfully implement multiple strategic and operational initiatives simultaneously; reduced levels of investment income from low interest rates; adverse government regulation (including legislative proposals eliminating or reducing ERISA pre-emption of state laws that would increase potential litigation exposure, and other proposals, such as patients’ rights legislation, that would increase potential litigation exposure or mandate coverage of certain health benefits); adverse pricing actions by government payors; changes in size, product mix or medical cost experience of membership in key markets; our ability to integrate, simplify, and enhance our existing information technology systems and platforms to keep pace with changing customer and regulatory needs; the outcome of various litigation and regulatory matters, including litigation and ongoing reviews of business practices by various regulatory authorities (including the current industry wide investigation into insurance brokerage practices concerning broker compensation arrangements, bid quoting practices and potential antitrust violations being conducted by the New York Attorney General, the Connecticut Attorney General and others, and for which the Company has received and may receive subpoenas); and increases in medical costs or Group Insurance claims resulting from any acts of terrorism, epidemics or other extreme events.  For more discussion of important risk factors that may materially affect the Company, please see the risk factors contained in the Company’s 2006 Annual Report on Form 10-K on file with the Securities and Exchange Commission.  You also should read the Company’s 2006 Annual Report on Form 10-K and the Company’s 2007 third quarter report on Form 10-Q on file with the Securities and Exchange Commission for a discussion of the Company’s historical results of operations and financial condition.

All of the information furnished in this report shall not be deemed to be “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aetna Inc.

Date: January 7, 2008	By:	/s/ Ronald M. Olejniczak
Name: Ronald M. Olejniczak
Title: Vice President and Controller